Thursday April 14, 2016
FOR IMMEDIATE RELEASE

Washington Federal Increases Earnings Per Share by 7.14%

SEATTLE, WASHINGTON – Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, National Association, today announced quarterly earnings of $41,723,000 or $0.45 per diluted share, compared to $40,361,000 or $0.42 per diluted share for the quarter ended March 31, 2015, a $0.03 or 7.14% increase in earnings per diluted share. Return on equity for the quarter ended March 31, 2016 was 8.51% compared to 8.29% for the quarter ended March 31, 2015. Return on assets for the quarter ended March 31, 2016 was 1.14% compared to 1.11% for the same quarter in the prior year.
Chairman, President & CEO Roy M. Whitehead commented, “It was a good, solid quarter for the Company, with virtually every measure of performance showing improvement. Results for the quarter benefited from better credit quality, including recoveries on previously charged-off loans and gains on sale of real estate owned. If the current low interest rate environment persists as we expect, continued growth in loans outstanding and core deposits will be key to maintaining our margin going forward.”
Total assets were $14.7 billion as of March 31, 2016, a $102 million or 0.70% increase from September 30, 2015. The Company continued to shift its asset mix from investment securities to loans receivable, which carry a higher yield. Available-for-sale securities decreased $283 million or 11.9% and held-to-maturity securities decreased $85 million or 5.2% while net loans receivable increased by $375 million or 4.1% fiscal year to date.
Customer deposits decreased by $88 million or 0.8% during the six months to $10.5 billion as of March 31, 2016. Transaction accounts increased by $55.4 million or 1.0% during the period while time deposits decreased $143.7 million or 3.0%. The mix of customer deposits has continued to shift over the last several years as the Company focuses on growing transaction accounts to lessen sensitivity to rising interest rates. As of March 31, 2016, 55.7% of the Company’s deposits were in transaction accounts.
Borrowings from the Federal Home Loan Bank of Des Moines (FHLB) increased by a net $150 million or 8.20% from September 30, 2015. Specifically, the Company borrowed $200 million in long term advances, using interest rate swaps to fix the weighted average interest rate at 1.49% for 7.5 years as a hedge against rising interest rates. Partially offsetting these additional borrowings was the repayment of $50 million of borrowings with a rate of 0.61% that matured during the quarter.
Loan originations totaled $763 million for 2nd fiscal quarter 2016, a $72 million or 10% increase over the $691 million of originations in the same quarter one year ago. Partially offsetting the strong loan origination volume were loan repayments of $581 million for the 2nd quarter 2016, compared to $597 million for the same quarter 2015. Commercial loans represented 68% of all loan originations during the quarter with consumer loans accounting for the remaining 32%. Single family residential mortgage loan originations continue to be negatively impacted by the implementation of recent regulations requiring additional loan disclosures and procedures. The Company views organic loan growth as the highest and best use of its capital and prefers over-weighting commercial loans in this low rate environment because of their shorter duration. The weighted average interest rate on loans increased to 4.40% as of March 31, 2016 from 4.37% at December 31, 2015, due to the adjustable rate loans increasing 25 basis points after the increase in the Prime Rate in December 2015. Actual yield earned on loans is greater than the weighted-average rate due to net deferred loan fees and discounts on acquired loans, which are accreted into income over the term of the loans.
Asset quality continued to improve as the ratio of non-performing assets to total assets decreased to 0.64% as of March 31, 2016, compared to 0.67% at December 31, 2015 and 0.88% at September 30, 2015. The 0.64% is the lowest level experienced by the Company since March of 2008. The decrease in non-performing assets during the quarter was primarily due to a $3 million or 8% decrease in real estate owned. Delinquencies on loans decreased to 0.90% at

March 31, 2016 from 0.97% at December 31, 2015. The Company realized net-recoveries on loans (as opposed to charge-offs) of $3.5 million for the quarter. The allowance for loan losses and reserve for unfunded commitments totaled $113 million as of March 31, 2016 and was 1.10% of gross loans outstanding, as compared to 1.10% and 1.13% of gross loans as of December 31, 2015 and September 30, 2015, respectively. The 3 basis point decrease since our fiscal year end reflects the continued improvements in economic conditions and the credit quality of the loan portfolio, partially offset by the growth in the loans outstanding.
On February 12, 2016, the Company paid a cash dividend of 14 cents per share to common stockholders of record on February 1, 2016. This was the Company’s 132nd consecutive quarterly cash dividend. During the quarter, the Company repurchased 1,639,442 shares of common stock at a weighted average price of $21.05 per share and has authorization to repurchase an additional 2.1 million shares. The Company varies the pace of share repurchases depending on several factors, including share price, lending opportunities and capital levels. Tangible common stockholders’ equity per share increased during the 2nd fiscal quarter by $0.25 or 1.4% to $18.24 and the ratio of tangible common equity to tangible assets remained strong at 11.58% as of March 31, 2016.
Net interest income was $106 million for the quarter, an increase of $2 million or 2.4% from the same quarter in the prior year. The increase in net interest income was primarily due to higher average balances of loans receivable. Net interest margin rose to 3.16% in the 2nd fiscal quarter from 3.10% for same quarter in the prior year.
The Company recorded a release of loan loss allowance of $1.5 million for the 2nd fiscal quarter compared to a release of $3.9 million for the same quarter of the prior year. This quarter's release was a result of continued improvement in credit quality, including net recoveries of $3.5 million in the quarter, offset partially by the growth in the loan portfolio.
Total other income was $10.7 million for the 2nd quarter 2016, which is comparable to the $10.8 million recorded in the same quarter of the prior year.
Total operating expenses were $59.2 million in 2nd quarter 2016, an increase of $1.9 million or 3.3% from the prior year quarter, driven primarily by higher information technology costs related to new systems implemented in November of 2015. The Company’s efficiency ratio of 50.6% is slightly higher than the 50.0% for the same period one year ago due primarily to the higher technology costs mentioned above. On a linked quarter basis, the efficiency ratio improved from 54.9% for the December 2015 quarter to 50.6% for the current quarter due to the $6.6 million in non-recurring costs incurred in the Company's first fiscal quarter related to the new system implementation.
Net gain on real estate owned was $3.9 million for 2nd fiscal quarter 2016 compared to a net gain of $1.5 million for the same quarter last year. Net gain or loss on real estate owned includes gains and losses on sales, ongoing maintenance expenses and any additional net valuation adjustments. Going forward it is likely that gains on the sale of real estate owned will diminish as the Company's inventory of real estate owned declines.
For the quarter ended March 31, 2016, the Company recorded federal and state income tax expense of $21.5 million, which equates to a 34.00% effective tax rate. The decline in the effective tax rate is due to recent investments in bank owned life insurance, low income housing tax credits and tax exempt loans. The Company estimates the effective tax rate for the remainder of the fiscal year will be 34.00%.
Washington Federal, a national bank with headquarters in Seattle, Washington, has 243 branches in eight western states. To find out more about Washington Federal, please visit our website www.washingtonfederal.com. Washington Federal uses its website to distribute financial and other material information about the Company.
Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2015 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance, could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Amanda Maier, Marketing Communications
206-626-8178
amanda.maier@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	March 31, 2016	September 30, 2015
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$276,084	$284,049
Available-for-sale securities, at fair value	2,097,086	2,380,563
Held-to-maturity securities, at amortized cost	1,558,087	1,643,216
Loans receivable, net	9,545,322	9,170,634
Interest receivable	37,571	40,429
Premises and equipment, net	299,125	276,247
Real estate owned	38,770	61,098
FHLB and FRB stock	113,187	107,198
Bank owned life insurance	204,655	102,496
Intangible assets, including goodwill of $291,503	298,113	299,358
Federal and state income tax assets, net	11,544	14,513
Other assets	191,279	188,523
	$14,670,823	$14,568,324
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$5,876,244	$5,820,878
Time deposit accounts	4,667,140	4,810,825
	10,543,384	10,631,703
FHLB advances	1,980,000	1,830,000
Advance payments by borrowers for taxes and insurance	23,863	50,224
Accrued expenses and other liabilities	161,116	100,718
	12,708,363	12,612,645
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 134,092,173 and 133,695,803 shares issued; 91,270,241 and 92,936,395 shares outstanding	134,092	133,696
Paid-in capital	1,651,397	1,643,712
Accumulated other comprehensive (loss) income, net of taxes	(8,586)	353
Treasury stock, at cost; 42,821,932 and 40,759,408 shares	(696,283)	(651,836)
Retained earnings	881,840	829,754
	1,962,460	1,955,679
	$14,670,823	$14,568,324
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$21.50	$21.04
Tangible common stockholders' equity per share	18.24	17.82
Stockholders' equity to total assets	13.38%	13.42%
Tangible common stockholders' equity to tangible assets	11.58%	11.61%

Weighted average rates at period end
Loans and mortgage-backed securities	3.94%	3.94%
Combined loans, mortgage-backed securities and investments	3.69	3.63
Customer accounts	0.50	0.48
Borrowings	3.23	3.35
Combined cost of customer accounts and borrowings	0.93	0.90
Interest rate spread	2.76	2.73

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
	(In thousands, except share data)		(In thousands, except share data)
INTEREST INCOME
Loans receivable	$113,211	$109,274	$226,074	$217,567
Mortgage-backed securities	16,846	18,143	33,833	37,318
Investment securities and cash equivalents	5,006	5,213	10,280	11,029
	135,063	132,630	270,187	265,914
INTEREST EXPENSE
Customer accounts	13,071	12,574	25,788	26,018
FHLB advances and other borrowings	15,667	16,176	31,205	33,832
	28,738	28,750	56,993	59,850
Net interest income	106,325	103,880	213,194	206,064
Provision (release) for loan losses	(1,500)	(3,949)	(1,500)	(9,449)
Net interest income after provision (release) for loan losses	107,825	107,829	214,694	215,513

OTHER INCOME
Loan fee income	1,166	2,048	2,683	4,112
Deposit fee income	5,350	5,405	11,267	11,383
Other Income	4,213	3,388	7,414	726
	10,729	10,841	21,364	16,221
OTHER EXPENSE
Compensation and benefits	29,184	30,469	58,883	59,629
Occupancy	8,969	8,239	17,561	16,374
FDIC insurance premiums	2,785	2,380	5,374	3,055
Product delivery	4,294	5,420	9,817	11,047
Information technology	7,453	3,882	16,163	7,912
Other	6,541	6,934	15,937	12,909
	59,226	57,324	123,735	110,926
Gain on real estate owned, net	3,894	1,473	5,314	1,788
Income before income taxes	63,222	62,819	117,637	122,596
Income tax provision	21,499	22,458	40,816	43,828
NET INCOME	$41,723	$40,361	$76,821	$78,768

PER SHARE DATA
Basic earnings	$0.45	$0.42	$0.83	$0.81
Diluted earnings	0.45	0.42	0.83	0.81
Cash dividends per share	0.14	0.13	0.27	0.28
Basic weighted average number of shares outstanding	91,777,771	96,373,366	92,385,367	97,270,403
Diluted weighted average number of shares outstanding	92,147,998	96,725,234	92,860,052	97,635,201

PERFORMANCE RATIOS
Return on average assets	1.14%	1.11%	1.05%	1.08%
Return on average common equity	8.51	8.29	7.83	8.06
Net interest margin	3.16	3.10	3.17	3.05
Efficiency ratio	50.60	49.97	52.75	49.90